Exhibit 99.1

Concur Reports Results for Fiscal 2013 Fourth Quarter and Full Year

Q4 non-GAAP revenue growth rate accelerates to 31% year-over-year

Fiscal 2013 bookings grew more than 40% year-over-year

Continued global momentum expected to drive 26% revenue growth in fiscal 2014

BELLEVUE, Wash., Nov. 6, 2013 /PRNewswire/ -- Concur (Nasdaq: CNQR) today reported financial results for its fourth quarter and fiscal year ended September 30, 2013.

Concur reported total GAAP revenue for the fourth quarter of fiscal 2013 of $156.9 million. Excluding revenue from businesses that the company intends to divest, non-GAAP revenue for the fourth quarter of 2013 was $154.2 million, up 31% from the year-ago quarter and up 11% from the prior quarter. GAAP net loss attributable to Concur for the fourth quarter of fiscal 2013 was $7.5 million, or $0.13 per share. Fiscal 2013 fourth quarter non-GAAP pretax income was $23.1 million, or $0.39 per share.

For the full 2013 fiscal year, GAAP revenue was $545.8 million. Excluding revenue from businesses that the company intends to divest, non-GAAP revenue increased 23.5% from the prior year to $543 million. GAAP net loss attributable to Concur for the 2013 fiscal year was $24.4 million, or $0.44 per share. Fiscal year 2013 non-GAAP pretax income was $76.3 million, or $1.33 per share.

"In the past year, more than 4,000 new customers chose Concur to meet their corporate travel and expense management needs. Their trust and commitment helped us deliver another year of strong operating results. This year, as we celebrate our 20th anniversary and look ahead to the future, the opportunity around the globe has never been larger or closer to our reach. With our stated long-term revenue growth rate of 25%, crossing the $1 billion annual run rate is within our sight," said Steve Singh, Chairman and CEO of Concur. "To serve our customers in the decades ahead, we are investing to deliver on our vision of the Perfect Trip and to drive greater efficiency into the corporate travel supply chain. That commitment to industry transformation is driving value for our corporate customers, business travelers, and partners in the supplier, TMC and developer communities."

Financial Highlights

  Total GAAP revenue was $156.9 million in the fourth quarter of fiscal 2013, including $2.8 million in revenue from businesses the company intends to divest.  Excluding the $2.8 million, non-GAAP revenue was $154.2 million for the fourth quarter of fiscal 2013, an increase of approximately 31% compared to the year-ago quarter and up 11% sequentially.
  GAAP pretax loss was $7.3 million for the fourth quarter of fiscal 2013, compared to a GAAP pretax loss of $2.7 million for the year-ago quarter.  GAAP net loss attributable to Concur was $7.5 million, or $0.13 per share, for the fourth quarter of fiscal 2013, compared to GAAP net loss attributable to Concur of $8.2 million, or $0.15 per share, for the year-ago quarter.
  Non-GAAP pretax income was $23.1 million, or $0.39 per share, for the fourth quarter of fiscal 2013, compared to $23.1 million, or $0.40 per share, for the year-ago quarter. Please refer to "About Concur's Non-GAAP Financial Measures" below for an explanation of our non-GAAP financial measures used in this press release.
  Non-GAAP operating margin was 16.6% for the fourth quarter of fiscal 2013, compared to 20.9% for the year-ago quarter.
  GAAP cash flows from operations were $26.3 million for the fourth quarter of fiscal 2013.  For the 2013 fiscal year, GAAP cash flows from operations were $78.0 million, which includes $12.4 million related to contingent consideration payments, acquisition and other related costs, and excess tax benefits from share-based compensation.

Fiscal 2013 Business Highlights

Concur revolutionized the corporate travel industry in fiscal 2013 by driving innovation for travelers, businesses and suppliers to fuel The Perfect Trip™. The Company's mission to make travel better for the entire travel ecosystem is supported by product development efforts, partner and platform initiatives, investments in the Perfect Trip Fund, and strategic acquisitions. Some of the highlights from fiscal 2013 included:

  Rapidly expanded customer base: Concur continued to extend its leadership position in travel and expense management, adding more than 4,000 clients globally in 2013. The Company experienced strong demand across all its markets, including its core enterprise customer segment, the SMB market, and emerging international markets as businesses of all sizes look to capitalize on the benefits of an integrated travel and expense management solution.
  Delivered "TripLink" to address open booking trends:  Concur launched TripLink™ to enable transactions booked through travel supplier web sites to simply and automatically appear in Concur, delivering complete visibility, streamlined expense reporting and enhanced duty of care data back to corporate clients. These services, built on the framework of Concur's open platform, complement Concur's and TripIt's existing e-mail-based import tools for capturing all itinerary data.  Together, these solutions extend the definition of managed travel by offering travelers increased flexibility and choice when making travel reservations, while still providing corporate travel managers and TMCs with the control and visibility over total spend management that makes Concur T&E valuable to companies of all sizes.
  Drove innovation through the T&E Cloud:  The Concur T&E Cloud is designed to foster innovation and integration between all constituents in the travel ecosystem.  Built on an open platform, Concur's APIs enable suppliers, developers, TMCs, financial services providers, and others to connect to Concur customers and travelers, delivering an expanded range of services and providing data insight that gives customers complete clarity into their travel spend. To date, more than 300 companies and customers have built applications using the Concur API and connecting to the Concur T&E Cloud, including TripLingo, Replicon, Ricoh and CIBT, among others.
  Launched Concur App Center and continued to build and foster strong developer ecosystem: The Concur App Center launched this year to help businesses and their travelers discover applications that add value to the enterprise and significantly enhance the travel experience. The Concur App Center represents a rare opportunity for web and mobile software developers to list both consumer and enterprise apps within a corporate solution and then seamlessly link to users' profiles and configurations. Additionally, Concur hosted its first annual Developers Conference in San Francisco – the Perfect Trip DevCon, which attracted hundreds of attendees looking to network with fellow entrepreneurs and learn how to reach corporate travelers through Concur's open platform. Entrepreneurial companies including TripLingo, Alminder and DailyDollar were awarded for their innovative solutions and received funding awards to fuel their businesses.
  Achieved strong progress on Government deployment: The Company celebrated a successful first year working with U.S. government agencies to deploy Concur's travel and expense management services under the U.S. General Services Administration (GSA) E-Gov Travel Services 2 (ETS2) for managing online bookings, travel authorizations and voucher processing. Implementations are underway for many agencies, more than ten TMCs are active in Concur's embedded TMC program, and several agencies have already gone live including the most recent go-live at the Department of Interior.  The Company is enthusiastic about supporting the GSA to help federal agencies realize the cost savings, compliance benefits, reporting capabilities and improved travel experience that arise from using an integrated travel and expense management solution.
  Enhanced and grew the TripIt offerings: TripIt® and TripIt Pro grew to more than 9 million users, highlighting its rich user experience and the growing consumerization of the corporate travel market.  TripIt launched many new features this year, including TripIt for Teams, Seat Tracker and a new card-centric design.  TripIt has been honored repeatedly as one of the top apps for travelers, including Forbes Magazine's "Best Apps for Business Travel," Travel + Leisure Magazine's "Best apps and websites for travelers," and TIME Magazine's "50 Best iPhone Apps."
  Launched ExpenseIt:  Recognizing the continuous need to simplify the expense report process, ExpenseIt® from Concur was launched in the fourth quarter of 2013.  ExpenseIt represents a time-saving breakthrough for both road warriors and office workers alike by delivering a rich mobile expense app that captures receipts with a phone's camera, automagically fills out expense line items, and integrates seamlessly with Concur Expense.
  Extended and expanded American Express partnership: Concur extended and expanded its multi-year agreement with American Express Global Commercial Card business, continuing a long-standing relationship under which American Express promotes Concur's solutions to its clients.  Concur also became the first expense provider to integrate American Express's new near real-time data capabilities, providing this exciting functionality to American Express® Corporate Card members that use Concur Expense and Concur's ExpenseIt®.
  Delivered ongoing valuable customer and partner engagements: The global Concur community continues to grow, highlighted by record attendance at Concur's annual Fusion Customer Conference, held this year in Las Vegas, and the Company's new satellite event roadshow – Fusion Exchange – which hosted events in cities around the U.S. throughout the year. All told, more than 4,000 people attended Concur events in fiscal 2013 to learn and share their knowledge about the travel and expense market.
  Grew workforce by 50% and expanded internationally: More than 1,200 new employees joined the Concur family in 2013, bringing the worldwide headcount to more than 3,500 employees.  Employee growth was especially strong internationally, where Concur is focused on building out its global teams to serve our customers who now use our products in more than 150 countries.
  Closed acquisitions to deliver value and increase strategic position: Key technology acquisitions in fiscal 2013 provided new and expanded functionality to Concur's technology stack, further extending the Company's leadership position as the preeminent technology partner to the global travel supply chain. The additions of conTgo, TRX and GDSX brought a combination of mobile messaging infrastructure, location-based services, richer data analytics, and TMC mid-office technology to help Concur deliver against the vision of the Perfect Trip.  They also enhance Concur's customer data set to enable a richer experience and a more robust cloud platform for customers, TMCs, developers and suppliers to serve travelers.
  Invested in innovation through The Perfect Trip Fund: The Concur Perfect Trip Fund was launched in the first quarter to invest in and nurture emerging companies in the T&E Cloud.  Through this initiative, Concur is building and supporting a vibrant community of emerging T&E sector companies.  To date, Concur has made investments in ten emerging companies spanning a range of services, content and systems.  The investments have directly enhanced the Concur product suite. For example, Concur integrated voice search from Evature to improve the travel discovery experience and incorporated Indian hotel content from Cleartrip to expand traveler hotel choice within the Concur ecosystem.
  Expanded capital for strategic investments and acquisitions: Concur dramatically expanded its available capital for strategic investments and acquisitions with the completion of its convertible note offering in the third quarter. Integration of partnerships, Perfect Trip Fund companies and acquisitions into T&E Cloud is delivering value to our customers and expanding the value of the Concur ecosystem. The Company closed the year with approximately $800 million in cash, cash equivalents, and short-term investments to execute against its growth objectives.

Business Outlook

The following statements are based on our current expectations and we do not undertake any duty to update them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors. Please also refer to "About Concur's Non-GAAP Financial Measures" below for an explanation of our non-GAAP financial measures and a reconciliation of those measures to GAAP equivalents.

  Concur expects non-GAAP revenue for the first quarter of fiscal 2014 to grow approximately 27% year-over-year from the first quarter of fiscal 2013.  For the first quarter of fiscal 2014, Concur expects non-GAAP pretax income per share to be $0.19. Non-GAAP revenue and pretax income excludes the effects of businesses the company intends to divest and non-cash related items such as stock-based compensation expenses, amortization of intangible assets, and the accretion of the discount on our senior convertible notes.  It also excludes the non-cash accounting implications and cash fees and expenses of acquisitions and other related strategic activity in which the Company may deploy capital.
  Concur expects fiscal 2014 non-GAAP revenue to grow approximately 26% year-over-year from fiscal 2013.
  Concur expects fiscal 2014 non-GAAP pretax income per share to be at least $0.93.
  Concur expects fiscal 2014 non-GAAP operating margin to be in the range of 10% to 14%.
  Concur expects cash flows from operations in fiscal 2014 to be at least $70 million, excluding excess tax benefits from share based compensation and acquisition and other related costs. The Company expects capital expenditures to be 8% to 9% of fiscal 2014 revenue.

All company or product names are trademarks and/or registered trademarks of their respective owners.

This press release contains forward-looking statements that are inherently uncertain. These forward-looking statements, such as the statements made by Mr. Singh, are based on Concur's current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: potential difficulties in connection with recent business and asset acquisitions, including achievement of the anticipated benefits of these acquisitions or the broader integration of such businesses with Concur; adverse economic or market conditions, which may cause customers and prospects to delay or reduce purchases of our products and services, cause customers to reduce business travel and correspondingly reduce the use of our products and services, reduce the ability of customers, channel partners, vendors and suppliers to fulfill their obligations to us, increase volatility of our stock price and foreign exchange rates, and otherwise adversely affect our operations and financial performance; potential delays in market adoption and penetration of our subscription service offerings; potential difficulties associated with our deployment and support of our products and services; our ability to manage expected growth of our subscription service offerings; the scalability and security of our computer networks and hosting infrastructure for our subscription service offerings; risks associated with the privacy and protection of information while in our possession; potential increases in the rate of attrition of customers of our subscription service offerings; the level of investment in information technology by our customers; the level of business travel that may reduce the use of our products and services or inhibit new sales of our products and services; potential difficulties associated with strategic relationships and with development of new products and services; risks or difficulties associated with expansion into new geographic markets; uncertain market acceptance of recently-introduced or future products and services; and risks associated with our financing and investment activities.

Please refer to the Company's public filings made with the Securities and Exchange Commission at www.sec.gov for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

Concur Technologies, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Revenues	$ 156,922	$ 117,881	$ 545,800	$ 439,826
Expenses:
Cost of operations	48,895	32,408	157,000	123,696
Sales and marketing	61,019	48,074	227,590	175,514
Systems development and programming	16,521	12,334	57,271	43,794
General and administrative	24,590	18,847	85,426	69,358
Revaluation of contingent consideration	(2,717)	(416)	(6,694)	(7,274)
Amortization of intangible assets	5,093	4,463	18,811	18,239
Total expenses	153,401	115,710	539,404	423,327
Operating income	3,521	2,171	6,396	16,499
Other income (expense):
Interest income	876	845	2,422	2,373
Interest expense	(10,774)	(4,913)	(27,740)	(19,334)
Loss from equity investments	(758)	(601)	(2,715)	(2,649)
Other, net	(169)	(214)	(752)	(1,237)
Total other expense	(10,825)	(4,883)	(28,785)	(20,847)
Loss before income tax	(7,304)	(2,712)	(22,389)	(4,348)
Income tax expense	431	5,717	2,933	3,227
Consolidated net loss	(7,735)	(8,429)	(25,322)	(7,575)
Less: income attributable to noncontrolling interest	203	223	928	569
Net loss attributable to Concur	$ (7,532)	$ (8,206)	$ (24,394)	$ (7,006)
Net loss per share attributable to Concur common stockholders:
Basic	$ (0.13)	$ (0.15)	$ (0.44)	$ (0.13)
Diluted	(0.13)	(0.15)	(0.44)	(0.13)
Weighted average shares used in computing net loss per share:
Basic	56,003	54,982	55,631	54,595
Diluted	56,003	54,982	55,631	54,595

Concur Technologies, Inc.
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	September 30,	September 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$ 301,696	$ 302,274
Short-term investments	531,065	201,062
Accounts receivable, net of allowance of $3,567 and $1,507	106,587	86,591
Deferred tax assets	43,987	30,287
Deferred costs and other assets	55,341	47,312
Total current assets	1,038,676	667,526
Non-current assets:
Property and equipment, net	82,414	57,391
Investments	101,756	65,621
Deferred costs and other assets	51,082	42,650
Intangible assets, net	123,297	105,895
Deferred tax assets	3,255	1,360
Goodwill	324,454	281,892
Total assets	$ 1,724,934	$ 1,222,335
Liabilities and equity
Current liabilities:
Accounts payable	$ 15,036	$ 12,674
Customer funding liabilities	37,039	29,239
Accrued compensation	30,142	31,261
Acquisition-related liabilities	2,231	4,488
Acquisition-related contingent consideration	3,182	22,692
Other accrued expenses and liabilities	34,537	32,035
Deferred revenues	88,550	69,838
Senior convertible notes, net	265,426	251,607
Total current liabilities	476,143	453,834
Non-current liabilities:
Senior convertible notes, net	381,807	-
Deferred rent and other long-term liabilities	10,373	634
Deferred revenues	15,499	17,578
Tax liabilities	22,832	9,216
Total liabilities	906,654	481,262
Equity:
Concur stockholders' equity:
Common stock, $0.001 par value per share	56	55
Authorized shares: 195,000
Shares issued and outstanding: 56,044 and 55,058
Additional paid-in capital	961,497	861,301
Accumulated deficit	(141,679)	(117,285)
Accumulated other comprehensive loss	(1,815)	(3,579)
Total Concur stockholders' equity	818,059	740,492
Noncontrolling interests	221	581
Total equity	818,280	741,073
Total liabilities and equity	$ 1,724,934	$ 1,222,335

Concur Technologies, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Operating activities:
Consolidated net loss	$ (7,735)	$ (8,429)	$ (25,322)	$ (7,575)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Amortization of intangible assets	5,093	4,463	18,811	18,239
Depreciation and amortization of property and equipment	8,176	6,199	29,527	23,219
Accretion of discount and issuance costs on notes	8,343	3,116	19,655	12,146
Share-based compensation	18,971	18,119	65,102	57,193
Revaluation of contingent consideration	(2,717)	(416)	(6,694)	(7,274)
Deferred income taxes	(2,665)	3,389	(1,113)	(179)
Excess tax benefits from share-based compensation	(3,937)	(484)	(4,654)	(848)
Loss from equity investments	758	601	2,715	2,649
Payments of contingent consideration	(4,462)	-	(5,053)	-
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	4,909	(1,627)	(11,649)	(19,936)
Deferred costs and other assets	(3,573)	(7,323)	(11,687)	(13,428)
Accounts payable	(140)	1,696	194	1,665
Accrued liabilities	7,223	13,670	(5,284)	12,345
Deferred revenues	(1,992)	4,030	13,466	15,369
Net cash provided by operating activities	26,252	37,004	78,014	93,585
Investing activities:
Purchases of investments	(277,748)	(100,747)	(848,859)	(542,871)
Maturities of investments	169,262	143,142	519,212	527,380
Increase (decrease) in customer funding liabilities, net of changes in restricted cash	(3,233)	(62)	7,806	(8,523)
Investments in and loans to unconsolidated affiliates	(19,048)	(4,842)	(36,374)	(23,708)
Capital expenditures	(9,625)	(8,130)	(50,172)	(30,725)
Payments for acquisitions, net of cash acquired	(74,191)	-	(83,755)	(68,266)
Payments of contingent consideration related to acquisition of Etap	-	-	(1,266)	(5,275)
Net cash provided by (used in) investing activities	(214,583)	29,361	(493,408)	(151,988)
Financing activities:
Equity issuance costs	-	-	(120)	-
Proceeds from borrowings on senior convertible notes, net	-	-	474,949	-
Proceeds from warrants	-	-	23,753	-
Payments for senior convertible note hedges	-	-	(58,161)	-
Investments in consolidated joint venture by noncontrolling interest	-	-	619	-
Payments on repurchase of common stock	-	-	(651)	(1,451)
Net proceeds from share-based equity award activity	286	753	2,321	2,817
Proceeds from employee stock purchase plan activity	807	587	3,158	2,304
Minimum tax withholding on restricted stock awards	(6,730)	(4,482)	(26,092)	(14,200)
Excess tax benefits from share-based compensation	3,937	484	4,654	848
Payments of contingent consideration	(6,854)	-	(9,351)	-
Net cash provided by (used in) financing activities	(8,554)	(2,658)	415,079	(9,682)
Effect of foreign currency exchange rate changes on cash and cash equivalents	1,628	751	(263)	202
Net increase (decrease) in cash and cash equivalents	(195,257)	64,458	(578)	(67,883)
Cash and cash equivalents at beginning of period	496,953	237,816	302,274	370,157
Cash and cash equivalents at end of period	$ 301,696	$ 302,274	$ 301,696	$ 302,274

Concur Technologies, Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(In thousands, except per share and margin data)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Non-GAAP Revenues:
Revenues	$ 156,922	$ 117,881	$ 545,800	$ 439,826
Business operations to be divested	(2,758)	-	(2,758)	-
Non-GAAP revenues:	$ 154,164	$ 117,881	$ 543,042	$ 439,826

Operating income:
Operating income	$ 3,521	$ 2,171	$ 6,396	$ 16,499
Income from operations as a % of total revenue (operating margin)	2.2%	1.8%	1.2%	3.8%
Add back:
Share-based compensation	18,971	18,119	65,102	57,193
Amortization of intangibles	5,093	4,463	18,811	18,239
Acquisition and other related costs	2,995	311	5,606	1,193
Revaluation of contingent consideration	(2,717)	(416)	(6,694)	(7,274)
Contingent consideration (included in compensation expense)	(1,776)	(284)	(4,682)	(396)
Noncontrolling interest joint venture	203	223	928	569
Business operations to be divested	(694)	-	(694)	-
Non-GAAP operating income	$ 25,596	$ 24,587	$ 84,773	$ 86,023
Non-GAAP operating income as a % of non-GAAP revenue (non-GAAP operating margin)	16.6%	20.9%	15.6%	19.6%
Net income (loss) attributable to Concur:
Net income (loss) attributable to Concur	$ (7,532)	$ (8,206)	$ (24,394)	$ (7,006)
Add back:
Share-based compensation	18,971	18,119	65,102	57,193
Amortization of intangibles	5,093	4,463	18,811	18,239
Acquisition and other related costs	2,995	311	5,606	1,193
Revaluation of contingent consideration	(2,717)	(416)	(6,694)	(7,274)
Contingent consideration (included in compensation expense)	(1,776)	(284)	(4,682)	(396)
Loss from equity investments	758	601	2,715	2,649
Accretion of note discount	7,559	2,794	17,618	10,880
Income tax expense	431	5,717	2,933	3,227
Business operations to be divested	(694)	-	(694)	-
Non-GAAP pretax income attributable to Concur	$ 23,088	$ 23,099	$ 76,321	$ 78,705
Diluted net income (loss) per share attributable to Concur:
Diluted net income (loss) per share attributable to Concur	$ (0.13)	$ (0.15)	$ (0.44)	$ (0.13)
Add back:
Share-based compensation	0.32	0.32	1.14	1.01
Amortization of intangibles	0.09	0.08	0.33	0.32
Acquisition and other related costs	0.05	0.01	0.10	0.02
Revaluation of contingent consideration	(0.05)	(0.01)	(0.12)	(0.12)
Contingent consideration (included in compensation expense)	(0.03)	(0.01)	(0.08)	(0.01)
Loss from equity investments	0.01	0.01	0.05	0.05
Accretion of note discount	0.13	0.05	0.31	0.19
Income tax expense	0.01	0.10	0.05	0.06
Business operations to be divested	(0.01)	-	(0.01)	-
Non-GAAP pretax diluted income per share attributable to Concur	$ 0.39	$ 0.40	$ 1.33	$ 1.39
Shares used in calculation of GAAP and non-GAAP income (loss) per share attributable to Concur:
GAAP basic shares	56,003	54,982	55,631	54,595
GAAP diluted shares	56,003	54,982	55,631	54,595
Adjustment for senior convertible notes hedges	1,357	-	313	-
Adjustment for share-based equity awards	1,677	2,315	1,638	2,063
Non-GAAP diluted shares	59,037	57,297	57,582	56,658

Concur Technologies, Inc.
Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
(In thousands, except per share and margin data)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Non-GAAP operating expense:
Cost of operations	$ 43,677	$ 29,705	$ 146,102	$ 116,076
Sales and marketing	53,523	39,722	200,201	147,862
Systems development and programming	14,460	10,232	50,561	37,658
General and administrative	16,831	13,613	61,186	52,173
Total	$ 128,491	$ 93,272	$ 458,050	$ 353,769
Non-GAAP operating margin*	16.6%	20.9%	15.6%	19.6%
Non-GAAP pretax diluted income per share attributable to Concur*	$ 0.39	$ 0.40	$ 1.33	$ 1.39

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Cost of operations	$ 48,895	$ 32,408	$ 157,000	$ 123,696
Less:
Share-based compensation	3,075	2,650	8,485	7,489
Acquisition and other related costs	5	-	9	6
Noncontrolling interest joint venture	74	53	340	125
Business operations to be divested	2,064	-	2,064	-
Non-GAAP cost of operations	$ 43,677	$ 29,705	$ 146,102	$ 116,076

Sales and marketing	$ 61,019	$ 48,074	$ 227,590	$ 175,514
Less:
Share-based compensation	8,992	8,496	31,190	27,744
Contingent consideration (included in compensation expense)	(1,605)	(257)	(4,232)	(358)
Acquisition and other related costs	5	11	27	36
Noncontrolling interest joint venture	104	102	404	230
Business operations to be divested	-	-	-	-
Non-GAAP sales and marketing	$ 53,523	$ 39,722	$ 200,201	$ 147,862

Systems development and programming	$ 16,521	$ 12,334	$ 57,271	$ 43,794
Less:
Share-based compensation	2,205	2,113	7,062	6,126
Contingent consideration (included in compensation expense)	(171)	(27)	(450)	(38)
Acquisition and other related costs	-	-	3	5
Noncontrolling interest joint venture	27	16	95	43
Business operations to be divested	-	-	-	-
Non-GAAP systems development and programming	$ 14,460	$ 10,232	$ 50,561	$ 37,658

General and administrative	$ 24,590	$ 18,847	$ 85,426	$ 69,358
Less:
Share-based compensation	4,699	4,860	18,365	15,834
Acquisition and other related costs	2,985	300	5,567	1,146
Noncontrolling interest joint venture	75	74	308	205
Business operations to be divested	-	-	-	-
Non-GAAP general and administrative	$ 16,831	$ 13,613	$ 61,186	$ 52,173

* Please refer to the reconciliation of GAAP to non-GAAP financial measures on previous page.

CONCUR TECHNOLOGIES, INC.

About Concur's Non-GAAP Financial Measures

This release contains non-GAAP financial measures. The tables above reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP").

Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Concur's non-GAAP financial measures do not reflect a comprehensive system of accounting and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this release and our consolidated financial statements, including the notes thereto, and the other financial information contained in our periodic filings with the Securities and Exchange Commission and not to rely on any single financial measure to evaluate our business.

Concur's management believes that its non-GAAP financial measures provide useful information to investors because it allows investors to view the business through the eyes of management. Further, Concur believes that its non-GAAP financial measures provide meaningful supplemental information regarding Concur's operating results because they exclude amounts that Concur excludes as part of its monitoring of operating results and assessing the performance of the business. In addition, Concur believes that its non-GAAP financial measures facilitate the comparison of results for current periods and the business outlook for future periods with results of past periods because the measures provide a special focus on the underlying operating performance of the business relative to expectations.

Concur presents the following non-GAAP financial measures in this release: non-GAAP revenues, non-GAAP operating income, non-GAAP operating margin, non-GAAP operating expense, non-GAAP pretax income, non-GAAP cost of operations, non-GAAP sales and marketing expenses, non-GAAP systems development and programming expenses, non-GAAP general and administrative expenses, non-GAAP diluted shares, and non-GAAP diluted pretax income per share. Concur excludes the following items as noted from these non-GAAP financial measures:

  Share-based compensation. Concur's non-GAAP financial measures exclude share-based compensation, which consists of expenses for restricted stock units ("RSU"). Concur excludes these expenses from its non-GAAP financial measures primarily because they are non-cash expenses that are not considered part of ongoing operating results when assessing the performance of our business. Excluding these amounts improves comparability of the performance of the business across periods.
  Amortization of intangible assets. In accordance with GAAP, operating expenses include amortization of acquired intangible assets such as customer relationships and technology. Concur excludes these items from its non-GAAP financial measures because they are typically static expenses that Concur does not consider part of ongoing operating results when assessing the performance of our business, and Concur believes that doing so facilitates comparisons to its historical operating results and to the results of other companies in our industry, which have their own unique acquisition histories.
  Acquisition and other related costs. Concur excludes the effects of acquisition and other related costs from its non-GAAP financial measures. Acquisition and other related costs include transaction fees, due diligence costs, travel expenses, and other one-time direct costs associated with strategic activity in which we may deploy capital. Such expenses are incurred in connection with our acquisitions and other strategic investments, which generally would not have otherwise been incurred in the periods presented as a part of our continuing operations. Concur also believes it is useful for investors to understand the effects of these items on our operations.
  Revaluation of contingent consideration. The authoritative guidance on business combinations requires contingent consideration to be recorded at fair value on the acquisition date. The authoritative guidance also requires that changes in the fair value of the contingent consideration subsequent to the acquisition date be recorded in the consolidated statements of operations.  Concur excludes from its non-GAAP financial measures the gains or losses from the fair value re-measurement of the contingent consideration in order to facilitate the comparison of post-acquisition operating results. Concur believes that it is useful for investors to understand the effects of these items on our operations.
  Contingent consideration (included in compensation expense). Concur's non-GAAP financial measures exclude contingent consideration included in compensation expense which relates to the cash payment to certain TripIt employees whose right to receive such payment is forfeited if they terminate their employment prior to the required service period. The contingent cash payment that these employees are entitled to receive is part of the consideration that all TripIt shareholders received from Concur in exchange for their TripIt shares.  As the contingent payment is subject to continued employment, GAAP requires that it be accounted for as compensation expense and such expense is subject to revaluation similar to the above mentioned "revaluation of contingent consideration." Concur excludes this item from its non-GAAP financial measures primarily because it is a component of the deal consideration and it is not considered part of ongoing operating results when assessing the performance of our business. The exclusion of these expenses facilitates the comparison of post-acquisition operating results.
  Noncontrolling interest joint venture. Noncontrolling interest joint venture includes income or loss from operations attributable to our joint venture partner and is excluded from the calculation of non-GAAP operating income because it is unrelated to our ownership in the venture.
  Loss from equity investments. For investments under the equity method, Concur records its proportionate share of investee income or loss, including adjustments to recognize certain differences between carrying value and Concur's equity in net assets of the investee at the date of investment, impairments, and other adjustments required by the equity method. Concur's non-GAAP financial measures exclude the equity method adjustments from GAAP income because they are unrelated to our ongoing operations and are significantly impacted by factors outside our direct control.
  Accretion of note discount. In accordance with GAAP, interest expense on the senior convertible notes includes the accretion of the note discount, which is a non-cash expense that Concur does not consider part of ongoing operating results when assessing the performance of our business.
  Income tax expense (benefit). Concur excludes this expense (benefit) from certain non-GAAP financial measures primarily because it is largely a non-cash expense (benefit) that Concur does not consider a meaningful component of our operating results when assessing the performance of our business. The exclusion of this expense (benefit) facilitates the comparison of our business outlooks for future periods with the results from prior periods.
  Business operations to be divested. Business operations to be divested include the revenues and operating expenses from the recently acquired call center and BPO businesses, both of which were acquired during the year ended September 30, 2013 and which Concur intends to divest. As Concur does not expect these business operations to contribute to Concur's ongoing operating results in the future, Concur believes it is useful for investors to understand the effects of these items on our current operating results.

Further, in the calculation of non-GAAP pretax income per share:

  Non-GAAP pretax income is calculated by excluding the impacts of the non-GAAP adjustments described above.
  Non-GAAP diluted shares are calculated by including the anti-dilutive impact of options to purchase shares of our own stock, which reduces the potential economic dilution upon conversion of our senior convertible notes. Under GAAP, the anti-dilutive impact of such call options ("Senior Convertible Notes Hedge") is not reflected in diluted shares. Concur includes the anti-dilutive impact of the Senior Convertible Notes Hedge, if any, in non-GAAP diluted shares because it is useful for investors to understand their economic effects.
  The dilutive effect of all unvested share-based awards, if any, are included in the calculation of non-GAAP pretax income per share.

Except as noted below, Concur believes that all of the following considerations apply equally to each of the non-GAAP financial measures that we present:

  Concur's management uses non-GAAP operating income (including the derived non-GAAP operating margin), non-GAAP operating expense, non-GAAP pretax income and non-GAAP diluted pretax income per share in internal reports used by management in monitoring and making decisions regarding Concur's business. For example, these measures are used in monthly financial reports prepared for management, and in quarterly reports to Concur's Board of Directors. Concur also uses non-GAAP pretax diluted income per share as a measure to determine executive cash incentive compensation.
  Because share-based compensation, amortization of intangible assets, accretion of discount on senior convertible notes and income tax expense (benefit) are largely non-cash in nature, Concur believes that non-GAAP operating income, non-GAAP operating expense, non-GAAP diluted shares, non-GAAP pretax income and non-GAAP diluted pretax income per share provide a more focused view of the operations of its business. In particular, share-based compensation amounts are difficult to forecast because the magnitude of the charges depends upon the volume and timing of RSU grants. Excluding these amounts improves comparability of the performance of the business across periods.
  The principal limitation of Concur's non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures.
  To mitigate this limitation, Concur presents its non-GAAP financial measures in connection with its GAAP results, and recommends that investors do not give undue weight to its non-GAAP financial measures.

About Concur

Concur® is a leading provider of integrated travel and expense management solutions. Concur's easy-to-use Web-based and mobile solutions help companies, federal agencies and their employees control costs and save time. Concur's open platform enables the entire travel and expense ecosystem of customers, suppliers, and developers to access and extend Concur's T&E cloud. Concur's systems adapt to individual employee preferences and scale to meet the needs of companies from small to large. Learn more at http://www.concur.com or the Concur blog.

CONTACT: Press, Danielle Adams, Concur, 425-590-5085, Danielle.Adams@concur.com, or Investors, Todd Friedman, Concur, 415-401-1205, Todd.Friedman@concur.com